Exhibit 99.1
Press Release
August 13, 2007

Majority of STOCK of American Leisure Holdings, Inc (AMLH) Acquired by American Leisure Group
Acquisition and subsequent IPO on AIM by ALG will fund multiple developments including the Tierra del Sol Resort in Orlando, Florida

Orlando, FL – American Leisure Holdings, Inc. (OTCBB:AMLH) an integrated travel services distribution and travel destination development company., announced today the acquisition of more than 90% of its stock by American Leisure Group, Ltd. (“ALG”) a B.V.I. incorporated company.

On Monday, August 13, American Leisure Group, Ltd., a company incorporated in the British Virgin Islands, was admitted to the AIM, the market owned and operated by the London Stock Exchange plc.  A placing of ALG’s Ordinary Shares has raised 75,000,000 GBP (Approximately $150,000,000 U.S. dollars) before expenses.  Of that amount, U.S. $44,000,000  has been earmarked for the development of amenities at the Sonesta Tierra del Sol Resort, Orlando which is American Leisure’s flagship resort property near Walt Disney World.

The Sonesta Tierra del Sol Resort when completed will be a 121-acre vacation home resort community. Currently under construction, the development will offer luxury town homes and condominiums. The initial planned amenities at Tierra del Sol include:

●	Expansive 84,000 g.s.f. clubhouse with romantic porticos and rich décor;
●	One of Florida’s largest resort water complexes featuring a wave pool, Flowrider surfing pool, lazy river, swimming pools, water slides, secluded spas and a three-story children’s water park ;
●	Full-service spa and salon;
●	State-of-the-art fitness center;
●	First-class reception and concierge services;
●	Ample meeting and wedding banquet facilities;
●	Convenient market delicatessen;
●	Multiple themed restaurants & lounges;
●	28,000 s.f. pool-side sports bar featuring multiple TV monitors with satellite feed for worldwide sporting events;
●	Children’s recreation club and play area;
●	Sand volleyball courts;
●	Elegant European-influenced gardens with walking and biking paths; and
●	Staff recreation coordinator, organizing events for owners, children and guests

In January 2005 AMLH signed a 20 year management and brand affiliation agreement with Sonesta, which is contracted to operate “qualifying units” at the resort at Tierra del Sol.  For over 60 years, Sonesta has owned, managed, designed, built and marketed hotels in the USA and elsewhere, and has built up an excellent reputation in the hospitality management market.  The affiliation with Sonesta is an example of ALG’s strategy of ensuring that the management of the resort will be of a high quality and to maximize room occupancy for the resorts “qualifying unit” owners.

Malcolm Wright, Chief Executive Officer of AMLH said, “The additional funds to be provided by ALG to AMLH will enable us to accelerate the construction and delivery of the amenities at Sonesta Tierra del Sol and open the resort in the Spring of 2008.  With consolidated shareholders’ equity in ALG of over U.S. $150,000,000  we believe that the group will be able to save significantly on interest rates paid on its credit lines and accelerate the construction of its pre-sold units. By providing one of the largest amenity packages in Central Florida designed exclusively for family vacations and with Sonesta as the resort’s operator, we believe that new sales to be made in the forthcoming season will be substantial.  Now that the resort’s first units are close to completion, clients can finally see for themselves why vacationing families in Central Florida will choose to stay at our resort rather than renting two or three rooms from a typical Orlando hotel. We will finally deliver the true “home away from home” concept to the Orlando marketplace where families can truly relax and have a wonderful family vacation”

For Further Information:

American Leisure Holdings, Inc

Mark V. Geier, Sr. Vice President                                                                                                                                             Tel:  407-251-2240

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, when used in the preceding discussion, the words "believes," "expects," "intends," "anticipated," or "may," and similar conditional expressions are intended to identify forward-looking statements within the meaning of the Act and are subject to the safe harbor created by the Act. Except for historical information, all of the statements, expectations and assumptions contained in the foregoing are forward-looking statements that involve a number of risks and uncertainties. It is possible that the assumptions made by management are not necessarily the most likely and may not materialize. In addition, other important factors that could cause actual results to differ materially include the following: business conditions and the amount of growth in the company's industry and general economy; competitive factors; ability to attract and retain personnel; the price of the Company's stock; and the risk factors set forth from time to time in the Company's SEC reports, including but not limited to its annual report on Form 10-KSB; its quarterly reports on Forms 10-QSB; and any reports on Form 8-K. American Leisure Holdings, Inc. (OTCBB: AMLH) takes no obligation to update or correct forward-looking statements and also takes no obligation to update or correct information prepared by third parties that is not paid for by the Company.